Exhibit 2.3

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

April 13, 2015

This Amendment No. 1 (this “Amendment”) to the Stock Purchase Agreement dated as March 31, 2015, by and among TriGen Insurance Solutions, Inc., a Delaware corporation (as successor by merger to TriGen Holdings Group, Inc.) (the “Company”), Carla A. Busick, W. Christopher Rhoden, and Martin H. Jones, each an individual (together, the “Sellers”), and Patriot Services, Inc., a Delaware corporation (“Buyer”) (the “Existing Agreement”).

1. Definitions.  Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement.  As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

a) The definition of “Restricted Party" now appearing in Article IX (Definitions) of the Existing Agreement is hereby amended in its entirety to read as follows:

"Restricted Party” means Carla A. Busick, W. Christopher Rhoden and Martin H. Jones.

3. Date of Effectiveness; Limited Effect.  This Amendment will be deemed effective as of April 13, 2015 (the "Effective Date"). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Miscellaneous.

a) This Amendment is governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions of such State.

b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement.

e) This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the Effective Date set forth above.

Patriot Services, Inc.

By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	President and CEO

TriGen Insurance Solutions, Inc.,
as successor by merger to TriGen Holdings Group, Inc.

By:	/s/ Carla A. Busick
Name:	Carla A. Busick
Title:	CEO

By:	/s/ Carla A. Busick
Name:	Carla A. Busick

By:	/s/ W. Christopher Rhoden
Name:	W. Christopher Rhoden

By:	/s/ Martin H. Jones
Name:	Martin H. Jones

[Signature Page to Amendment No. 1 to Stock Purchase Agreement (TriGen)]